Exhibit 99.1

News Release

Investor Contacts:

Crescendo Communications

T: 844-589-8760

mnga@crescendo-ir.com

MagneGas Announces Additional Gasification Unit Sale of $1.58 Million for European Market

European Distributor to Acquire an Additional Gasification Unit to Produce Proven MagneGas2™ Product to Expand Serviceable Market

TAMPA, FL – October 17, 2017 -- MagneGas Corporation ("MagneGas" or the "Company") (NASDAQ: MNGA), a leading clean technology company in the renewable resources and environmental solutions industries, announced today the sale of an additional gasification unit for $1.58 million. The gasification unit will be placed in either the Nordics region for retail gas distribution or in a large steel mill in continental Europe to produce MagneGas2®. This order is an acceleration of the previously announced European consulting agreement. As a result of the newly formed consulting agreement with MagneGas, the European marketing partner has been able to accelerate certain business development opportunities in Europe beyond the immediate German market.

“This is an encouraging development for the Company and is part of the pipeline of unit placements we expect to deploy in the coming months and years in Europe,” commented Ermanno Santilli, CEO of MagneGas. “This unit will either be placed in the Nordics region to produce MagneGas2® from Butanol or it will be placed in continental Europe at a large steel mill to produce MagneGas2® for exclusive use on-site. Ultimately, we expect both locations to become near term hubs for gas production beyond the primary German operations. Both opportunities are excellent and play into the strength of our propriety technology. Our partners and their blue-chip consultant’s due diligence demonstrated a strong demand for MagneGas2® to replace acetylene due to its safer overall characteristics, its renewability and its improved performance.”

“We were impressed by the quality of the opportunity pipeline that our distributor in Europe has developed in a relatively short period of time and this latest opportunity demonstrates continued success in penetrating a customer base which is ready for a replacement product to legacy acetylene.” commented MagneGas CFO Scott Mahoney. “According to due diligence and discussions with our consulting partners, there is strong and immediate end market demand for our MagneGas2® core product in Europe. These innovative potential customers are attracted by the renewability of MagneGas2® and the desire to introduce a completely new operational opportunity to reduce their environmental impact while obtaining a more efficient and safer product.”

About MagneGas Corporation

MagneGas® Corporation (MNGA) owns a patented process that converts various renewables and liquid wastes into MagneGas fuels. These fuels can be used as an alternative to natural gas or for metal cutting. The Company's testing has shown that its metal cutting fuel “MagneGas2®” is faster, cleaner and more productive than other alternatives on the market. It is also cost effective and safe to use with little changeover costs. The Company currently sells MagneGas2® into the metal working market as a replacement to acetylene.

The Company also sells equipment for the sterilization of bio-contaminated liquid waste for various industrial and agricultural markets. In addition, the Company is developing a variety of ancillary uses for MagneGas® fuels utilizing its high flame temperature for co-combustion of hydrocarbon fuels and other advanced applications. For more information on MagneGas®, please visit the Company's website at http://www.MagneGas.com.

The Company distributes MagneGas2® through Independent Distributors in the U.S and through its wholly owned distributor, ESSI (Equipment Sales and Services, Inc). ESSI has four locations in Florida and distributes MagneGas2®, industrial gases and welding supplies. For more information on ESSI, please visit the company’s website at http://www.weldingsupplytampa.com.

The MagneGas IR App is now available for free in Apple's App Store for the iPhone or iPad http://bit.ly/AfLYww and at Google Play http://bit.ly/Km2iyk for Android mobile devices.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined within Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to future events, including our ability to raise capital, or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For a discussion of these risks and uncertainties, please see our filings with the Securities and Exchange Commission. Our public filings with the SEC are available from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.